Exhibit 3.4

FORM OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

VIRTUAL RADIOLOGIC CORPORATION

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VIRTUAL RADIOLOGIC CORPORATION (formerly Virtual Radiologic Consultants, Inc.), a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

1. The name of the corporation is Virtual Radiologic Corporation. Virtual Radiologic Corporation was originally incorporated under the laws of the State of Delaware under the name Virtual Radiologic Consultants, Inc., and the original Certificate of Incorporation of the corporation was filed with the Secretary of State of the State of Delaware on May 2, 2005. On May 2, 2005, Virtual Radiologic Corporation filed a certificate of ownership and merger with the Secretary of State of the State of Delaware pursuant to which Virtual Radiologic Consultants, Inc., a Minnesota corporation, merged with and into Virtual Radiologic Corporation (formerly known as Virtual Radiologic Consultants, Inc.). On December 19, 2005, Virtual Radiologic Corporation filed an amendment to its Certificate of Incorporation with the Secretary of State of the State of Delaware, which was effective on January 1, 2006, pursuant to which the name of the corporation was changed from Virtual Radiologic Consultants, Inc. to Virtual Radiologic Corporation. On May 11, 2007, Virtual Radiologic Corporation filed an amendment to its Certificate of Incorporation with the Secretary of State of the State of Delaware pursuant to which certain changes were made to the provisions governing the size and election of its Board of Directors.

2. Pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware, this Amended and Restated Certificate of Incorporation restates and integrates and further amends the provisions of the Certificate of Incorporation of Virtual Radiologic Corporation.

3. This Amended and Restated Certificate of Incorporation was duly adopted by the written consent of the Board of Directors of Virtual Radiologic Corporation and by the written consent of the stockholders of Virtual Radiologic Corporation in accordance with the applicable provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware.

4. The text of the Certificate of Incorporation of Virtual Radiologic Corporation is hereby restated and further amended to read in its entirety as follows:

ARTICLE I

The name of the corporation (the “Corporation”) is:

Virtual Radiologic Corporation.

ARTICLE II

The address of the registered office of the Corporation in the State of Delaware is The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801. The name of the registered agent of the Corporation at such address is The Corporation Trust Company, in the county of New Castle.

ARTICLE III

The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware as now in effect or hereafter amended (the “DGCL”).

ARTICLE IV

The total number of shares of all classes of stock which the Corporation shall have authority to issue is (a) 100,000,000 shares of common stock, par value $0.001 per share (the “Common Stock”), and (b) 10,000,000 shares of preferred stock, par value $0.001 per share (the “Preferred Stock”). Subject to the rights, if any, of the holders of any outstanding series of Preferred Stock, the number of authorized shares of any of the Common Stock or the Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no vote of the holders of any of the Common Stock or the Preferred Stock voting separately as a class shall be required therefor.

This Amended and Restated Certificate of Incorporation shall become effective immediately upon filing with the Secretary of State of the State of Delaware (such time of effectiveness, the “Effective Time”).

The Common Stock shall have the designations, powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, as hereinafter set forth in this Article IV.

1. Dividends. Subject to the preferences applicable to any series of Preferred Stock outstanding at any time, and the terms set forth in this Amended and Restated Certificate of Incorporation, the holders of shares of Common Stock shall be entitled to receive such dividends and other distributions in cash, property or shares of stock of the Corporation as may be declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor.

2. Liquidation Rights. Upon the dissolution, liquidation or winding up of the Corporation, subject to the rights, if any, of the holders of any outstanding series of Preferred Stock, the holders of shares of Common Stock shall be entitled to receive the assets of the Corporation available for distribution to its stockholders ratably in proportion to the number of shares held by them.

3. Voting. Except as required by law, each holder of Common Stock shall be entitled, with respect to each share of Common Stock held by such holder on the applicable record date, to one (1) vote in person or by proxy on all matters submitted to a vote of the holders of Common Stock, including, without limitation, in connection with the election of directors to the Board of Directors (it being understood that in respect of the election of directors, no stockholder shall be entitled to cumulate votes on behalf of any candidate), whether voting separately as a class or otherwise. Notwithstanding the foregoing, and except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Amended and Restated Certificate of Incorporation (including any Certificate of Designations relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series of Preferred Stock are entitled, either separately or together with the holders of one or more other such series of Preferred Stock, to vote thereon pursuant to this Amended and Restated Certificate of Incorporation (including any Certificate of Designations relating to any series of Preferred Stock) or pursuant to the DGCL.

The Preferred Stock may be issued from time to time in one or more series, each of which series shall have such distinctive designation or title and such number of shares as shall be fixed by the Board of Directors of the Corporation (the “Board of Directors”) prior to the issuance of any shares thereof. Each such series of Preferred Stock shall have such voting powers, full or limited, or no voting powers, and such preferences and relative, participating optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issue of such series of Preferred Stock as may be adopted from time to time by the Board of Directors prior to the issuance of any shares thereof pursuant to the authority hereby expressly vested in it. The Board of Directors is further authorized to increase or decrease (but not below the number of shares outstanding) the number of shares of any series of Preferred Stock subsequent to the issuance of shares of that series. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status of which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

A series of Preferred Stock is hereby designated “Series A Cumulative Redeemable Convertible Preferred Stock” (the “Series A Preferred Stock”). Such series shall consist of 3,630,000 shares. The powers, preferences, rights, restrictions and other matters relating to the Series A Preferred Stock are as follows:

1. Dividends.

a. The holders of Series A Preferred Stock shall be entitled to receive, out of funds legally available for that purpose, cumulative (on a daily basis) dividends at the rate of eight percent (8%) per annum of the price per share originally paid upon the initial issuance of the Series A Preferred Stock (“Original Series A Issue Price”) (as adjusted for any stock split, stock dividend, recapitalization, reorganization, merger or consolidation with respect to such shares (collectively, “Recapitalizations)), when, as and if declared by the Board of Directors (the “Series A Preferential Dividend”). The Series A Preferential Dividend may be paid in cash or additional shares of Series A Preferred Stock of the Corporation. If the Series A Preferential Dividend is payable in additional shares of Series A Preferred Stock, the value of such shares shall be deemed to be the fair market value of such shares as determined in good faith by the Board of Directors. The Series A Preferential Dividend shall be paid to the holders of record of Series A Preferred Stock as their names appear on the share register of the Corporation on the record date designated by the Board of Directors. Except as provided in Section 3(d)(vii) with respect to declared but unpaid dividends, no Series A Preferential Dividend will be paid with respect to any share of Series A Preferred Stock that has been converted into a share of Common Stock hereunder, notwithstanding the fact that such Series A Preferential Dividend may have accrued pursuant to this provision prior to the date of such conversion.

b. If the Board of Directors declares a dividend on the Series A Preferred Stock in an amount that is less than the Series A Preferential Dividend, then the entire amount so declared available for payment shall be distributed among the holders of the Series A Preferred Stock ratably in proportion to the full amount to which they would have been paid had such dividend been declared in an amount equal to the Series A Preferential Dividend.

c. No dividends shall be paid on the shares of any class or series of capital stock of the Corporation ranking junior to the Series A Preferred Stock, as to the right to receive the payment of dividends, if any, unless and until there shall first be declared and paid on each share of the Series A Preferred Stock the Series A Preferential Dividend (which includes the amount up to the annual cumulative dividend which would have accrued through the record date of such distribution (which shall be a date within at least 30 days of the date of payment of such distribution), if such annual dividend on the Series A Preferred Stock had accrued cumulatively on a daily basis at the dividend rate), less any dividends actually declared and paid prior to said date. After payment of the Series A Preferential Dividend to holders of Series A Preferred Stock, no dividends shall be declared or paid on any share of Common Stock or Series A Preferred Stock unless a dividend is declared or paid with respect to all outstanding shares of Series A Preferred Stock in an amount equal to the aggregate amount of such dividends for all shares of Common Stock into which each such share of Series A Preferred Stock could then be converted.

d. If the Corporation declares a distribution (other than any distribution described in Section C.2. or in redemption of Preferred Stock) payable in securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets (excluding cash dividends) or options or rights to purchase any such securities or evidences of indebtedness, then, in each such case the holders of the Series A Preferred Stock shall be entitled to a proportionate share of any such distribution as though the holders of the Series A Preferred Stock were the holders of the number of shares of Common Stock of the Corporation into which their respective shares of Series A Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the Corporation entitled to receive such distribution.

2. Liquidation Preference.

a. If the Corporation voluntarily or involuntarily liquidates, dissolves or otherwise winds up its affairs, the holders of the Series A Preferred Stock then outstanding shall be entitled to be paid, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of any other series of Preferred Stock ranking junior to the Series A Preferred Stock, if any, or Common Stock, an amount equal to the Preferential Amount (as defined below) with respect to such shares, out of assets of the Corporation legally available for distribution to its stockholders, whether such assets are capital, surplus or earnings. Such payment shall be made in cash or in property taken at its fair value as determined in good faith by the Board of Directors, or both, at the election of the Board of Directors. The date of such payment shall be called the “Liquidation Payment Date”. If, upon such liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the assets and funds thus distributed among the holders of the Series A Preferred Stock are insufficient to permit the payment to such holders of the full Preferential Amount to which they are entitled, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series A Preferred Stock in proportion to the amounts each would have been entitled to receive if the Corporation’s assets were sufficient to permit distribution of the full Preferential Amount. For purposes hereof, “Preferential Amount” means, for each share of Series A Preferred Stock, (A) the Original Series A Issue Price (as appropriately adjusted for any Recapitalizations) (such amount being the “Base Liquidation Preference” of the Series A Preferred Stock), plus (B) declared but unpaid dividends on such share of Series A Preferred Stock, plus (C) an amount equal to eight percent (8%) of the Base Liquidation Preference accrued per annum from the original date of issuance of such share of Series A Preferred Stock (the “Issuance Date”), compounded annually and prorated for any partial year less any dividends actually paid on such share of Series A Preferred Stock pursuant to Section 1(a) above.

b. If the payment in Section 2(a) is made in full to the holders of Series A Preferred Stock, then the Corporation’s entire remaining assets and funds shall be distributed among the holders of Common Stock and Series A Preferred Stock, in proportion to the shares of Common Stock then held by them, and the shares of Common Stock which they then have the right to acquire upon conversion of the shares of Series A Preferred Stock then held by them.

c. For purposes of this Section 2, unless the holders of a majority of the then outstanding shares of Series A Preferred Stock (voting together as a single class and on an as-converted basis) otherwise decide, a liquidation, dissolution or winding up of the Corporation shall be deemed to include: (i) the acquisition of the Corporation by means of any transaction or series of related transactions (including but not limited to, any reorganization, merger or consolidation, but excluding any reincorporation transaction or transaction effected exclusively for the purpose of changing the domicile of the Corporation), (ii) a sale of all or substantially all of the assets of the Corporation; unless, in the case of either (i) or (ii), the Corporation’s stockholders of record immediately prior to such an acquisition or sale will, immediately thereafter (by virtue of securities issued as consideration for the Corporation’s acquisition or sale or otherwise) hold, directly or indirectly, at least 50% of the voting power of the surviving or acquiring entity, or (iii) the public offering of shares of the Corporation pursuant to a registration statement other than (A) as the result of a demand registration initiated by holders of at least 50% of the Series A Preferred Stock (or the Common Stock issued or issuable upon conversion thereof) pursuant to the Investor Rights Agreement to be entered into among the Corporation and the purchasers of Series A Preferred Stock on the date of the first issuance of the Series A Preferred Stock, as the same may be in effect from time to time, or (B) a Qualified Public Offering (as defined below) (each, a “Deemed Liquidation”). In any such Deemed Liquidation, holders of the Series A Preferred Stock may elect by majority vote to receive their liquidation preference in the same consideration as holders of Common Stock.

d. In any of the events described in Section 2(c), if the consideration received is other than cash, its value will be deemed its fair market value as determined in good faith by the Board of Directors. Any securities shall be valued as follows:

i. Securities not subject to investment letter or other similar restrictions on free marketability covered by (ii) below:

(1) If traded on a securities exchange or through the Nasdaq National Market, the value shall be deemed to be the average of the closing prices of the securities on such exchange or system over the 30 day period ending three days prior to the closing of the Deemed Liquidation;

(2) If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the 30 day period ending three days prior to the closing of the Deemed Liquidation; and

(3) If there is no active public market, the value shall be the fair market value thereof, as mutually determined by the Corporation and the holders of at least a majority of the voting power of all then outstanding shares of Series A Preferred Stock.

ii. The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in (d)(i)(A), (B) or (C) to reflect the approximate fair market value thereof, as mutually determined by the Corporation and the holders of at least a majority of the voting power of all then outstanding shares of such Series A Preferred Stock.

e. The Corporation shall give each holder of record of Series A Preferred Stock written notice of an impending transaction described in Section 2(c) not later than 20 days prior to the stockholders’ meeting called to approve such transaction, or 20 days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction and the provisions of this Section 2 and the Corporation shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place sooner than 20 days after the Corporation has given the first notice provided for herein or sooner than 10 days after the Corporation has given notice of any material changes provided for herein; provided, however, that such periods may be shortened upon the written consent of the holders of Series A Preferred Stock that are entitled to such notice rights or similar notice rights and that represent at least a majority of the voting power of all then outstanding shares of such Series A Preferred Stock.

3. Conversion Rights. The Series A Preferred Stock shall be convertible into Common Stock as follows:

a. Optional Conversion. Subject to and upon compliance with the provisions of this Section 3, the holder of any shares of Series A Preferred Stock shall have the right, at its option, at any time or from time to time, to convert its shares of Series A Preferred Stock into fully paid and nonassessable shares of Common Stock at the “Conversion Price” applicable to the Series A Preferred Stock held by such holder (as defined in Section 3(c)) upon the terms set forth herein.

b. Automatic Conversion. Each outstanding share of Series A Preferred Stock shall automatically be converted, without any further act of the Corporation or its stockholders, into fully paid and nonassessable shares of Common Stock at the Conversion Price then in effect in the event of:

i. immediately prior to the closing of an underwritten public offering of shares of the Corporation, pursuant to a registration statement on Form S-1 under the Securities Act of 1933, as amended, at an offering price (prior to underwriting, commissions and expenses) of not less than $13.125 per share (as adjusted for any Recapitalizations) and the aggregate proceeds to the Corporation of which exceed $40,000,000 (a “Qualified Public Offering”); or

ii. the election by holders of at least 51% of the outstanding shares of Series A Preferred Stock.

c. Conversion Price.

i. Each share of Series A Preferred Stock shall be converted into a number of shares of Common Stock determined by dividing (i) the Original Series A Issue Price for each share of Series A Preferred Stock by (ii) the Conversion Price in effect on the Conversion Date. The Conversion Price at which shares of Common Stock shall initially be issuable upon conversion of the shares of Series A Preferred Stock shall be the Original Series A Issue Price. The Conversion Price shall be subject to adjustment as set forth in Section 3(f) below.

d. Mechanics of Conversion.

i. The holder of any shares of Series A Preferred Stock must exercise the conversion right specified in Section 3(a) by surrendering to the Corporation at its principal office or to any transfer agent of the Corporation the certificate or certificates for the shares to be converted, accompanied by written notice specifying the number of shares to be converted and the name or names in which it desires the certificate or certificates of shares of

Common Stock to be issued. If the conversion is in connection with an underwritten offering of securities pursuant to the Securities Act of 1933, as amended, or a Deemed Liquidation, the conversion may, at the option of any holder tendering shares of Series A Preferred Stock for conversion, be conditioned upon the consummation with the underwriters of the sale of securities pursuant to such offering or the consummation of the transaction giving rise to such Deemed Liquidation, in which event the person(s) entitled to receive the Common Stock upon conversion of such Series A Preferred Stock shall not be deemed to have converted such Series A Preferred Stock until immediately prior to the consummation of such sale of securities or transaction.

ii. Upon the occurrence of an event specified in Section 3(b), the outstanding shares of Series A Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided, however, that the Corporation shall not be obligated to issue to any such holder certificates evidencing the shares of Common Stock issuable upon such conversion unless certificates evidencing the shares of Series A Preferred Stock are either delivered to the Corporation at its principal office or to any transfer agent of the Corporation.

iii. Conversion shall be deemed to have been effected on the date when delivery of notice of an election to convert and certificates for shares is made (subject to Section 3(d)(i) above), in the case of a conversion pursuant to Section 3(a), or on the date of the occurrence of an event specified in Section 3(b), as the case may be. Such date is referred to herein as the “Conversion Date.”

iv. Subject to the provisions of Section 3(f)(viii), as promptly as practicable after the Conversion Date (and after surrender of the certificate or certificates representing shares of Series A Preferred Stock to the Corporation or any transfer agent of the Corporation in the case of conversions pursuant to Section 3(b), the Corporation shall issue and deliver upon the written order of such holder (A) a certificate or certificates for the number of full shares of Common Stock to which such holder is entitled, and (B) a check or cash with respect to any fractional interest in a share of Common Stock as provided in Section 3(e).

v. Subject to the provisions of Section 3(f)(viii), the person in whose name the certificate or certificates for Common Stock are to be issued shall be deemed to have become a holder of record of such Common Stock on the applicable Conversion Date.

vi. Upon conversion of only a portion of the number of shares covered by a certificate representing shares of Series A Preferred Stock surrendered for conversion (in the case of conversion pursuant to Section 3(a), the Corporation shall issue and deliver to or upon the written order of the holder of the certificate so surrendered for conversion, at the expense of the Corporation, a new certificate covering the number of shares of Series A Preferred Stock representing the unconverted portion of the certificate so surrendered.

vii. Notwithstanding the foregoing, any dividends declared but not paid on any share of Series A Preferred Stock at the time of conversion shall be paid to the holders entitled thereto simultaneously with the payment of such dividends to the other holders entitled thereto.

e. Fractional Shares. No fractional shares of Common Stock or scrip shall be issued upon conversion of shares of Preferred Stock. If more than one (1) share of Series A Preferred Stock is surrendered for conversion at any one time by the same holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Series A Preferred Stock so surrendered. Instead of any fractional shares of Common Stock which would otherwise be issuable upon conversion of any shares of Series A Preferred Stock, the Corporation shall pay a cash adjustment in respect of such fractional interest in an amount equal to that fractional interest of the then Current Market Price (as defined in Section 3(g)).

f. Conversion Price Adjustments. The Conversion Price shall be subject to adjustment from time to time as follows:

i. Conversion Price Adjustment upon a Deemed Liquidation. If upon a Deemed Liquidation, the amount of proceeds (less any deductions made for transaction expenses arising in connection with the Deemed Liquidation):

(1) that would be available for payment or distribution to the holders of Series A Preferred Stock is less than $9.375 per share, then the Conversion Price of the Series A Preferred Stock in effect immediately prior to such payment or distribution shall be reduced such that the amount available for payment or distribution to the holders of Series A Preferred Stock is equal to $9.375; provided, however, that in no event shall the Conversion Price be reduced pursuant to this Section 3(f)(i)(A) to less than $2.40, or

(2) that would be available for payment or distribution to the holders of Series A Preferred Stock (if the Conversion Price of the Series A Preferred Stock in effect immediately prior to such payment or distribution was $4.33) is greater than $18.75 per share, then the Conversion Price of the Series A Preferred Stock in effect immediately prior to such payment or distribution shall be increased to $4.33.

ii. Common Stock Issued at Less Than the Conversion Price. If the Corporation issues any Common Stock, including securities described in Section 3(f)(ii)(C), other than “Excluded Stock” (as defined in Section 3(f)(iii)) after May 2, 2005 and without consideration or for consideration per share less than the Conversion Price of the Series A Preferred Stock in effect immediately prior to such issuance (a “Dilutive Issuance”), then the Conversion Price of the Series A Preferred Stock in effect immediately prior to each such issuance shall immediately (except as provided below) be reduced to the price determined by dividing (1) an amount equal to the sum of (A) the number of shares of Common Stock outstanding (or deemed outstanding) immediately prior to such issuance multiplied by the Conversion Price for the Series A Preferred Stock in effect immediately prior to such issuance and (B) the consideration, if any, received by the Corporation upon such issuance, by (2) the total number of shares of Common Stock outstanding (or deemed outstanding) immediately after such issuance.

For the purposes of any adjustment of the Conversion Price of the Series A Preferred Stock pursuant to Section 3(f)(ii), the following provisions shall be applicable:

(1) Cash. In the case of the issuance of Common Stock for cash, the amount of the consideration removed by the Corporation shall be deemed to be the amount of the cash proceeds received by the Corporation for such Common Stock before deducting therefrom any discounts, commissions, taxes or other expenses allowed, paid or incurred by the Corporation for any underwriting or otherwise in connection with the issuance and sale thereof.

(2) Consideration Other Than Cash. In the case of the issuance of Common Stock (otherwise than upon the conversion of shares of capital stock or other securities of the Corporation) for a consideration in whole or in part other than cash, including securities acquired in exchange therefor (other than securities by their terms so exchangeable), the consideration other than cash shall be deemed to be the fair value thereof as determined by the Board of Directors, irrespective of any accounting treatment, provided, however, that such fair value as determined by the Board of Directors shall not exceed the aggregate Current Market Price (as hereinafter defined in Section 3(g)) of the shares of Common Stock being issued as of the date the Board of Directors authorizes the issuance of such shares.

(3) Options and Convertible Securities. In the case of the issuance of, or if the Corporation shall fix a record date for the determination of holders of any class of securities then entitled to receive (other than as described in Section 3(f)(iv)), (i) options, warrants or other rights to subscribe for, purchase or otherwise acquire Common Stock (whether or not at the time exercisable) or, (ii) evidence of indebtedness, shares or other securities by their terms convertible into or exchangeable for Common Stock (whether or not at the time so convertible or exchangeable) (the “Convertible Securities”), or options, warrants or rights to subscribe for, purchase or otherwise acquire such evidence of indebtedness, shares or other securities (whether or not at the time exercisable):

(a) the aggregate maximum number of shares of Common Stock deliverable upon exercise of such options, warrants or other rights to subscribe for, purchase or otherwise acquire Common Stock shall be deemed to have been issued at the time such options, warrants or rights were issued or on the record date, if it shall have been fixed, and for a consideration equal to the consideration (determined in the manner provided in the Sections 3(f)(ii)(A) and 3(f)(ii)(B)), if any, received by the Corporation upon the issuance of such options, warrants or rights plus the minimum purchase price provided in such options, warrants or right for the Common Stock covered thereby;

(b) the aggregate maximum number of shares of Common Stock deliverable upon conversion of or in exchange for any such convertible or exchangeable securities, or upon the exercise of options, warrants or other rights to subscribe for, purchase or otherwise acquire such convertible or exchangeable securities and the subsequent conversion or exchange thereof, shall be deemed to have been issued at the time such securities were issued or on the record date, if it shall have been fixed, or such options, warrants or other rights were issued or on the record date, if it shall have been fixed, and for a consideration equal to the consideration, if any, received by the Corporation for any other securities and related options, warrants or rights (excluding any cash received on account of secured interest or accrued dividends), plus the additional consideration (determined in the manner provided in Sections 3(f)(ii)(A) and 3(f)(ii)(B)), if any, to be received by the Corporation upon the conversion or exchange of such securities, or upon the exercise of any related options, warrants or rights to purchase or acquire such convertible or exchangeable securities and the subsequent conversion or exchange thereof;

(c) on any change in the number of shares of Common Stock deliverable upon exercise of any such options, warrants or rights or conversion or exchange of such convertible or exchangeable securities or any change in the consideration to be received by the Corporation upon such exercise, conversion or exchange, including, but not limited to, a change resulting from the anti-dilution provisions thereof, the Conversion Price as then in effect shall forthwith be readjusted to such Conversion Price as would have been obtained had an adjustment been made upon the issuance of such options, warrants or rights not exercised prior to such change, or of such convertible or exchangeable securities not converted or exchanged prior to such change, upon the basis of such change;

(d) on the expiration or cancellation of any such options, warrants or rights, or the termination of the right to grant or exchange such convertible or exchangeable securities, if the Conversion Price shall have been adjusted upon the issuance thereof, the Conversion Price shall forthwith be readjusted to such Conversion Price as would have been obtained had an adjustment been made upon the issuance of such options, warrants, rights or such convertible or exchangeable securities on the basis of the issuance of only the number of shares of Common Stock actually issued upon the exercise of such options, warrants or rights, or upon the conversion or exchange of such convertible or exchangeable securities; and

(e) if the Conversion Price shall have been adjusted upon the issuance of any such options, warrants, rights or convertible or exchangeable securities, no further adjustment of the Conversion Price shall be made for the actual issuance of Common Stock upon the exercise, conversion or exchange thereof; provided, however, that no increase in the Conversion Price shall be made pursuant to Sections 3(f)(ii)(C)(1) or 3(f)(ii)(C)(2)).

iii. Excluded Stock. “Excluded Stock” shall mean (A) up to 483,341 shares of Common Stock issued to radiologists under the Corporation’s 2005 Stock Purchase Plan (the “2005 Stock Purchase Plan”) at a price equal to $3.00 per share, (B) up to 910,230 shares of Common Stock issuable to employees, consultants, officers and directors of the Corporation or others pursuant to any stock option plan, stock purchase plan (other than the 2005 Stock Purchase Plan) or stock bonus plan, agreement, arrangement or board resolution which is in effect from time to time and pursuant to which the Corporation may issue shares of Common Stock, together with any such shares that arc repurchased by the Corporation and reissued to any such employee, consultant, officer or director, (C) Common Stock issued pursuant to the conversion of the Series A Preferred Stock in accordance with the terms hereof, (D) Common Stock issued as a dividend or distribution on shares of Series A Preferred Stock in accordance with the terms hereof, (E) up to 513,176 shares of Common Stock issued upon the conversion of the Corporation’s 10% convertible subordinated notes (the “Bridge Notes”) at a price equal to $2.00 per share, and (F) 72,533 shares of Common Stock issuable upon the exercise of a warrant issued to William Blair & Company, L.L.C. All shares of Excluded Stock which the Corporation has reserved for issuance shall be deemed to be outstanding for all purposes of computations under Section 3(f)(ii).

iv. Stock Dividends, Subdivisions, Reclassifications or Combinations. If the Corporation shall (A) declare or pay a dividend or make a distribution on its Common Stock in shares of its Common Stock or in any right to acquire Common Stock, (B) subdivide or reclassify the outstanding shares of Common Stock into a greater number of shares, or (C) combine, consolidate or reclassify the outstanding Common Stock into a smaller number of shares, then the Conversion Price in effect at the time of the record date for such dividend or distribution or the effective date of such subdivision, combination or reclassification shall be proportionately adjusted so that the holder of any shares of Series A Preferred Stock surrendered for conversion after such date shall be entitled to receive the number of shares of Common Stock which the holder would have owned or been entitled to receive had such Series A Preferred Stock been converted immediately prior to such date. Successive adjustments in the Conversion Price shall be made whenever any event specified above shall occur. If the Corporation shall declare or pay, without consideration, any dividend on the Common Stock payable in any right to acquire Common Stock for no consideration, then the Corporation shall be deemed to have made a dividend payable in Common Stock in an amount of shares equal to the maximum number of shares issuable upon exercise of such rights to acquire Common Stock.

v. Other Distributions. If the Corporation fixes a record date for the making of a distribution to all holders of shares of its Common Stock (A) of shares of any class other than its Common Stock, (B) of evidence of indebtedness of the Corporation or any subsidiary, (C) of assets (excluding cash dividends or distributions, and dividends or distributions referred to in Section 3(f)(iv)), or (D) of rights or warrants (excluding those referred to in Section 3(f)(ii)), in each such case the Conversion Price in effect immediately prior thereto shall be reduced immediately thereafter to the price determined by dividing (1) an amount equal to the difference resulting from (X) the number of shares of Common Stock outstanding (or deemed outstanding within the meaning of Section 3(f)(ii)) on such record date multiplied by the applicable Conversion Price per share of Series A Preferred Stock on such record date, less (Y) the fair market value (as determined by the Board of Directors, whose determination shall be conclusive) of said shares or evidences of indebtedness or assets or rights or warrants to be so distributed, by (2) the number of shares of Common Stock outstanding (or deemed outstanding within the meaning of Section 3(f)(ii)) on such record date. Such adjustment shall be made successively whenever such a record date is fixed. If such a distribution is not so made, the Conversion Price then in effect shall be readjusted, effective as of the date when the Board of Directors determines not to distribute such shares, evidences of indebtedness, assets, rights or warrants, as the case may be, to the Conversion Price which would then be in effect it such record date had not been fixed.

vi. Consolidation, Merger, Sale, Lease or Conveyance. In case of any consolidation with or merger of the Corporation with or into another corporation, entity or person, or in case of any sale, lease or conveyance to another corporation, entity or person, of the assets of the Corporation as an entirety or substantially as an entirety, each share of Series A Preferred Stock shall after the date of such consolidation, merger, sale, lease or conveyance be convertible into the number of shares of stock or other securities or property (including cash) to which the Common Stock is issuable (at the time of such consolidation, merger, sale, lease or conveyance) upon conversion of such share of Series A Preferred Stock would have been entitled upon such consolidation, merger, sale, lease or conveyance; and in any such case, if necessary, the provisions set forth herein with respect to the rights and interests thereafter of the holders of the shares of Series A Preferred Stock shall be appropriately adjusted so as to be applicable, as nearly as may reasonably be, to any shares of stock or other securities or property thereafter deliverable on the conversion of the shares of Series A Preferred Stock.

vii. Rounding of Calculations. All calculations under this Section 3(f) shall be made to the nearest cent or to the nearest 1/100th of a share, as the case may be.

viii. Timing of Issuance of Additional Common Stock Upon Certain Adjustments. In any case in which the provisions of this Section 3(f) require that an adjustment become effective immediately after a record date for an event, the Corporation may defer until the occurrence of such event (A) issuing to the holder of any share of Series A Preferred Stock converted after such record date and before the occurrence of such event the additional shares of Common Stock issuable upon such conversion by reason of the adjustment required by such event over and above the shares of Common Stock issuable upon such conversion before giving effect to such adjustment and (B) paying to such holder any amount of cash in lieu of a fractional share of Common Stock pursuant to subsection (e) of this Section 3; provided, however, that, upon request, the Corporation shall deliver to such holder a due bill or other appropriate instrument evidencing such holder’s right to receive such additional shares, and such cash, upon the occurrence of the event requiring such adjustment.

g. Current Market Price. If the Common Stock is publicly traded, the Current Market Price at any date shall mean the average of the daily closing prices per share of Common Stock for 15 consecutive trading days ending no more than 5 trading days before such date (as adjusted for any Recapitalization that took effect during such 15 trading day period). The closing price for each day shall be the last reported sale price or, in case no such reported sale takes place on such day, the average of the last closing bid and asked prices, in either case on the principal national securities exchange on which the Common Stock is listed or admitted to trading, or if not listed or admitted to trading on any national securities exchange, the closing sale price for such day reported by Nasdaq, if the Common Stock is traded over-the-counter and quoted in the National Market System, or if the Common Stock is so traded, but not so quoted, the average of the closing reported bid and asked prices of the Common Stock as reported by Nasdaq or any comparable system or, if the Common Stock is not listed on Nasdaq or any comparable system, the average of the closing bid and asked prices as furnished by two members of the National Association of Securities Dealers, Inc. selected from time to time by the Corporation for that purpose. If the Common Stock is not traded in such manner that the quotations referred to above are available for the period required hereunder, Current Market Price per share of Common Stock shall be deemed to be the fair market value as determined by the Board of Directors, irrespective of any accounting treatment.

h. Statement Regarding Adjustments. Whenever the Conversion Price shall be adjusted as provided in Section 3(f), the Corporation shall forthwith file, at the office of any transfer agent for the Series A Preferred Stock and at the principal office of the Corporation, a statement showing in detail the facts requiring such adjustment and the

Conversion Price that shall be in effect after such adjustment, and the Corporation shall also cause a copy of such statement to be sent by mail, first class postage prepaid, to each holder of shares of Series A Preferred Stock at its address appearing on the Corporation’s records. Each such statement shall be signed by the Corporation’s independent public accountants, if applicable. Where appropriate, such copy may be given in advance and may be included as part of a notice required to be mailed under the provisions of Section 3(i).

i. Notice to Holders. If the Corporation proposes to take any action of the type described in Sections 3(f)(i) or 3(f)(ii) (but only if the action of the type described in Section 3(f)(i) or 3(f)(ii) would result in an adjustment in the Conversion Price of such series of Series A Preferred Stock), 3(f)(iv), 3(f)(v) or 3(f)(vi), the Corporation shall give notice to each holder of shares of Series A Preferred Stock in the manner set forth in Section 3(h), which notice shall specify the record date, if any, with respect to any such action and the approximate date on which such action is to take place. Such notice shall also set forth such facts with respect thereto as shall be reasonably necessary to indicate the effect of such action (to the extent such effect may be known at the date of such notice) on the Conversion Price and the number, kind or class of shares or other securities or property which shall be deliverable upon conversion of shares of Series A Preferred Stock. In the case of any action which would require the fixing of a record date, such notice shall be given at least 10 days prior to the date so fixed, and in case of all other action, such notice shall be given at least 15 days prior to the taking of such proposed action. Failure to give such notice, or any defect therein, shall not affect the legality or validity of any such action.

j. Treasury Stock. For the purposes of this Section 3, the sale or other disposition of any Common Stock theretofore held in the Corporation’s treasury shall be deemed to be an issuance thereof.

k. Costs. The Corporation shall pay all documentary, stamp, transfer or other transactional taxes attributable to the issuance or delivery of shares of Common Stock upon conversion of any shares of Series A Preferred Stock, provided, however, that the Corporation shall not be required to pay any taxes which may be payable in respect of any transfer involved in the issuance or delivery or any certificate for such shares in a name other than that of the holder of the shares of Series A Preferred Stock in respect of which such shares are being issued.

l. Reservation of Shares. The Corporation shall reserve at all times, as long as any shares of Preferred Stock remain outstanding, free from preemptive rights, out of its treasury stock (if applicable) or its authorized but unissued shares of Common Stock, or both, solely for the purposes of effecting the conversion of the shares of Series A Preferred Stock, sufficient shares of Common Stock to provide for the conversion of all outstanding shares of Preferred Stock.

m. Approvals. If any shares of Common Stock to be reserved for the purpose of conversion of shares of Series A Preferred Stock require registrations with or approval of any governmental authority under any Federal or state law before such share may be validly issued or delivered upon conversion, then the Corporation will in good faith and as expeditiously as possible endeavor to secure such registration or approval, as the case may be.

If, and so long as, any Common Stock into which the shares of Series A Preferred Stock are then convertible is listed on any national securities exchange, the Corporation will, if permitted by the rules of such exchange, list and keep listed on such exchange, upon official notice of issuance, all shares of such Common Stock issuable upon conversion.

n. Valid Issuance. Upon issuance by the Corporation, all shares of Common Stock which may be issued upon conversion of the shares of Series A Preferred Stock shall be duly and validly issued, fully paid and nonaesessable and free from all taxes, liens and charges with respect to the issuance thereof and the Corporation shall take no action which will cause a contrary result (including but not limited to, any action which would cause the Conversion Price to be less than the par value, if any, of the Common Stock).

o. No Impairment. The Corporation will not, by amendment of its Amended and Restated Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Amended and Restated Certificate of Incorporation and in the taking of all such action as may be necessary or appropriate to protect the rights of the holders of the Series A Preferred Stock against impairment.

4. Redemption.

a. Redemption at the Option of the Corporation. The Corporation shall not have the right to call or redeem any shares of the Series A Preferred Stock and the Corporation shall not purchase or otherwise acquire for value any outstanding shares of Series A Preferred Stock except as provided in Section 4(b) hereof or pursuant to the Investor Rights Agreement of the Corporation dated the date of the original issuance of the Series A Preferred Stock (the “Investor Rights Agreement”).

b. Redemption at the Option of the Holders. From and after March 31, 2010 through and until the consummation of a Qualified Public Offering, each holder of the shares of Series A Preferred Stock, upon the written approval of the holders of at least 51% of the shares of Series A Preferred Stock then outstanding may, at its option, require the Corporation to redeem all or a part of the Series A Preferred Stock held by it by delivery of a written notice requesting such redemption (the “Redemption Notice”) under the provisions hereof. Within fifteen (15) days after the receipt of a Redemption Notice (the “Redemption Date of Receipt”), the Corporation shall deliver written notice to all other holders of the Series A Preferred Stock informing each such holder of (1) the receipt of such Redemption Notice, (ii) the Redemption Date of Receipt, (iii) the number of shares of Series A Preferred Stock requested to be redeemed in the Redemption Notice and (iv) the total number of shares of Series A Preferred Stock outstanding as the Redemption Date of Receipt. Any such holder desiring to have any of its shares of Series A Preferred Stock redeemed by the Corporation at such time shall have until thirty (30) days after the Redemption Date of Receipt (the “Redemption Exercise Period”) in which to notify the Corporation of the number of shares which such holder desires the Corporation to redeem. The Corporation shall redeem the number of shares of Series A Preferred Stock so requested to be redeemed at the purchase price equal to the greater of (i) the

Preferential Amount as calculated on the Redemption Date or (ii) a price per share equal to such share’s “Fair Market Value” (the “Redemption Price”). “Fair Market Value” shall mean an amount equal to the value of the Series A Preferred Stock as determined by agreement between the Corporation and the holders of a majority of the outstanding shares of Series A Preferred Stock. If they are unable to agree, Fair Market Value shall be an amount equal to the value of the Series A Preferred Stock as determined by either (X) a written appraisal, accepted by the Corporation, obtained by the holders of the Series A Preferred Stock (the “Holder’s Appraisal”), (Y) the mean between the Holder’s Appraisal and a written appraisal obtained by the Corporation (the “Corporation’s Appraisal”) if the Corporation does not accept the Holder’s Appraisal and provided that the value set forth in the Corporation’s Appraisal does not differ from the value set forth in the Holder’s Appraisal by more than 10% of the value set forth in the Holder’s Appraisal, or (Z) if the provisions of clauses (X) or (Y) above can not be applied, a written appraisal of a firm, independent of the Corporation and the holders of the Preferred Stock, which is experienced in making such appraisals and enjoys a national reputation for excellence in the appraisal field and which is selected by the two appraisers referred to in clause (Y) above. In making the appraisals contemplated hereby, the appraisers shall determine value based on a hypothetical unforced sale of 100% of the equity of the Corporation to a willing buyer in an orderly sale process and there shall be no deduction for the fact that the shares of Series A Preferred Stock represent a minority of the voting power of the Corporation or that such shares are not freely tradeable. The cost of the appraisals referred to herein shall be borne by the Corporation; provided that, if the Fair Market Value is determined by the procedure described under (Z) above, the Corporation and the holders of the Series A Preferred Stock shall each bear one half the cost of the third party appraisal. The Corporation shall pay for shares redeemed hereunder by delivery of cash in the amount of the Redemption Price not later than sixty (60) days following expiration of the Redemption Exercise Period (the date such payment is made is referred to herein as the “Redemption Date”).

c. Partial Redemption. In the event of the redemption of only a portion of any redemption obligation pursuant to this Section 4 because insufficient funds are available therefor, the entire amount legally available for the payment of such obligation shall be used to redeem shares of Series A Preferred Stock requested to be redeemed pro rata from the requesting holders in proportion to the aggregate Redemption Price of the shares of Series A Preferred Stock held by each such holder. The balance of such redemption obligation shall be discharged as soon as the Corporation has funds legally available to permit such redemption, at which time the Board of Directors must promptly fix a date for such redemption and so notify the holders of the Series A Preferred Stock in writing. Any shares of Series A Preferred Stock not redeemed shall remain outstanding and shall be entitled to all the rights and preferences provided herein.

d. Surrender of Stock. On or before the Redemption Date, each holder of shares of Series A Preferred Stock to be redeemed, unless the holder has exercised his right to convert the shares as provided in Section 3 hereof prior to the Redemption Date, shall surrender the certificate or certificates representing such shares to the Corporation, and thereupon the Redemption Price for such shares shall, on the Redemption Date, be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be cancelled and retired. In the event less than all of the shares represented by such certificate are redeemed, a new certificate representing the unredeemed shares shall he issued to the holder of such shares.

e. Termination. If on the relevant Redemption Date funds necessary for the redemption are available therefor and have been irrevocably deposited or set aside with a third party paying agent, then from and after the relevant Redemption Date, notwithstanding that the certificates evidencing any of the shares of Series A Preferred Stock so called for redemption have not been surrendered, the shares of Series A Preferred Stock called for redemption on such date will no longer deemed to be outstanding, dividends with respect to such shares will cease to accumulate, the holders thereof will cease to be stockholders and all rights of the holders with respect to such shares (except the right to receive the Redemption Price for such shares, without interest, upon surrender of the certificate or certificates representing such shares) will terminate. The balance of any monies deposited by the Corporation pursuant to this Section 4(e) remaining unclaimed at the expiration of six months following the relevant Redemption Date shall be returned to the Corporation, provided that the stockholder to which such monies would be payable shall be entitled, upon proof of its ownership of the Series A Preferred Stock and surrender of the certificates therefor, to receive such monies without interest from the relevant Redemption Date.

5. Voting Rights, Directors.

a. Series A Preferred Stock. In addition to the special voting rights provided in Section 5(c), the holders of shares of Series A Preferred Stock shall be entitled to vote on all matters (other than the election of Common Directors, as defined below) on which holders of the Common Stock have the right to vote. The holders of shares of Series A Preferred Stock shall be entitled to the number of votes equal to the number of full shares of Common Stock into which such shares of Series A Preferred Stock could be converted pursuant to the provisions of Section 3 at the record date for the determination of the stockholders entitled to vote on such matters, or, if no such record date is established, at the date such vote is taken or any written consent of stockholders is solicited. Such votes shall be counted together with all other shares of capital stock having general voting powers and shall not be counted separately as a class. In all cases where the holders of shares of Series A Preferred Stock have the right to vote separately as a class, such holders shall be entitled to one vote for each such share of Common Stock into which each share of Preferred Stock held by them is then convertible,

b. Fractional Votes. For the purposes or Section 5(a), fractional votes shall not be permitted. Any fractional voting rights resulting from the formulas described in Section 5(a) shell be rounded to the nearest whole number (with one-half being rounded upward).

c. Protective Provisions.

i. Subject to the rights of any series of Preferred Stock which may from time to time come into existence, without the consent of the holders of a majority of the shares of Series A Preferred Stock then outstanding (voting together as a single class and on an as-converted basis), given in writing or by vote at a meeting of stockholders called for such purpose, the Corporation shall not, and shall not permit any of its subsidiaries to:

(1) effect any transaction described in Section 2(c)(i) or (ii);

(2) effect any disposition of assets of the Corporation, in any one transaction or series of transactions, whether by merger, reorganization or disposition, involving a sale price (including assumed liabilities) in excess of $1,000,000 in the aggregate other than in the ordinary course of business;

(3) take any action which would result in the liquidation, dissolution or winding up of the Corporation;

(4) issue any shares of Series A Preferred Stock after the Issuance Date or issue options or warrants for the purchase of equity securities of the Corporation other than options or warrants to acquire up to 1,000,000 shares of Common Stock issued pursuant to any stock option plan, stock purchase plan (other than the 2005 Stock Purchase Plan as provided in subsection (T) hereof) or stock bonus plan, agreement or an arrangement, or Board resolution, which is in effect from time to time, in connection with services being provided to the Corporation;

(5) incur any Indebtedness of the Corporation and its subsidiaries other than Indebtedness outstanding from time to time under arrangements in existence as of May 2, 2005, in excess of $2,000,000 (“Indebtedness” shall mean (i) all Obligations of the Corporation for borrowed money or funded indebtedness or issued in substitution for or exchange for borrowed money or funded indebtedness (including obligations in respect of principal, accrued interest, and any applicable prepayment charges or premiums); (ii) any indebtedness evidenced by any note, bond, debenture, letter of credits, surety bond or other debt security; (iii) all lease obligations of the Corporation under leases that are capital leases in accordance with U.S. generally accepted accounting principles; (iv) any indebtedness guaranteed by the Corporation (including guarantees, letters of credit and guarantees by the Corporation of performance obligations of another); (v) any pension or similar liability; (vi) all obligations of the Corporation for the deferred purchase price of property or services whether contingent or absolute and including, without limitation, any earn-outs or transaction, retention or similar bonuses payable in connection therewith; (vii) any obligations with respect to the termination of any interest rate hedging or swap agreements or other derivatives; and (viii) cash overdraft positions);

(6) amend, alter or repeal any provision of this Amended and Restated Certificate of Incorporation or Bylaws of the Corporation, whether by merger, reorganization or otherwise;

(7) increase the authorized number of shares of Series A Preferred Stock (other than by redemption or conversion);

(8) authorize or issue, or obligate itself to issue, any other equity security (including any security convertible into or exercisable for any equity security) senior to or on a parity with the Series A Preferred Stock with respect to redemption, voting, dividend rights or liquidation preferences, or authorize or issue shares of stock of any class or any bonds, debentures, notes or other obligations convertible into or exchangeable for, or having option rights to purchase, any shares of stock of the Corporation having any preference or priority as to dividends, assets or other rights superior to or on a parity with any such redemption, voting, dividend rights or liquidation preferences of the Series A Preferred Stock;

(9) authorize or issue any new class of capital stock of the Corporation;

(10) do any act or thing which would result in taxation of the holders of Preferred Stock under Section 305 of the Internal Revenue Code;

(11) declare or pay any dividend, or redeem or repurchase any shares of capital stock of the Corporation, except for redemptions or repurchases (1) pursuant to Section 4 hereof; (2) pursuant to the Investor Rights Agreement or (3) of up to 1,000,000 shares of Common Stock issued pursuant to any stock option plan, stock purchase plan or stock bonus plan, agreement or arrangement that is approved by the Board of Directors, which is in effect from time to time and which authorizes such redemption or repurchase upon the termination of the services relationship giving rise to such issuance;

(12) increase or decrease the authorized number of directors of the Corporation; or

(13) change the way that members of the board of directors of the Corporation are elected pursuant to Section 5(d) hereof;

(14) enter into any agreement with any stockholder or affiliate of the Corporation or any of its subsidiaries without the approval of a majority of the members of the Board of Directors, including at least one Series A Director;

(15) approve the Corporation’s annual operating plan;

(16) make any expenditures outside of the Corporation’s approved annual operating plan, except for capital and other expenditures that are not in excess of 110% of such expenditures budgeted for that year;

(17) enter into any employment agreement that creates an obligation of the Corporation (whether fixed, contingent or otherwise) to make payments in excess of $100,000 upon the termination of such agreement (other than employment agreements in existence as of May 2, 2003) or amend any employment agreement that creates an obligation of the Corporation (whether fixed, contingent or otherwise) to make payments in excess of $100,000 upon the termination of such agreement;

(18) make any change to any currently existing employment agreement or compensation arrangement unless approved by a majority of the non-management members of the board of directors;

(19) change the general business of the Corporation to something other than the business conducted or purposed to be conducted by the Corporation on the date hereof; or

(20) issue any shares of capital stock pursuant to the 2005 Stock Purchase Plan (i) in excess of 500,000 shares in any one calendar year, or (ii) at a price per share less than $3.75.

ii. The provisions of this Section 5(c) shall expire upon the earliest of the following events (A) immediately prior to the consummation of a Qualified Public Offering, or (B) at such time as the issued and outstanding shares of Series A Preferred Stock counted together (as appropriately adjusted for any Recapitalizations) are less than 10% of the number of such shares issued on the original issuance date of the Series A Preferred Stock.

d. Voting for the Election of Directors. The Board of Directors shall consist of seven (7) members. The members of the Board of Directors shall be elected as follows:

i. At each annual election of directors, the holders of a majority of the Series A Preferred Stock (voting together as a single class) shall be entitled to elect two (2) directors of the Corporation (the “Series A Directors”);

ii. At each annual election of directors, the holders of a majority of the Common Stock (voting together as a single class) shall be entitled to elect two (2) directors of the Corporation (the “Common Directors”); provided, however, that one of the two Common Directors shall be the then current chief executive officer of the Corporation;

iii. At each annual election of directors, holders of a majority of the Common Stock and the Series A Preferred Stock (voting on an as if converted basis, together as a single class), shall be entitled to elect three directors (the “Independent Directors”).

iv. A director may be removed, either with or without cause, by, and only by, the affirmative vote of the holders of the shares of the Series A Preferred Stock or Common Stock entitled to elect such director or directors, voting as a separate class, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of such stockholders; and

v. In the case of any vacancy (other than a vacancy caused by removal) relating to any Series A Director or any Common Director, the remaining Series A Director or Common Directors, as the case may be, may appoint a successor or successors to hold office for the unexpired term of the director or directors whose place or places shall be vacant. Any director who shall have been appointed as provided in the immediately preceding sentence hereof may be removed during the aforesaid term of office, either with or without cause, by, and only by, the affirmative vote of the holders of the shares of the Series A Preferred Stock or Common Stock entitled to elect such director or directors, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders, and any vacancy thereby created may be filled by the holders of the Series A Preferred Stock or Common Stock represented at the meeting or pursuant to unanimous written consent.

e. No Reissuance of Preferred Stock. No share or shares of Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be cancelled, retired and eliminated from the shares which the Corporation shall be authorized to issue.

ARTICLE V

1. Management by Board of Directors. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authorities expressly conferred upon the Board of Directors by statute or this Amended and Restated Certificate of Incorporation, the Board of Directors may exercise all such powers of the Corporation and do all such lawful acts and things as are not by law, this Amended and Restated Certificate of Incorporation or the by-laws required to be exercised or done by the stockholders. Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, if any, the number of directors of the Corporation shall be fixed from time to time by resolution of the Board of Directors. Elections of directors need not be by written ballot.

2. Staggered Board of Directors. Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, if any, upon the closing of a Qualified Public Offering (the “Closing”), the Board of Directors shall be divided into three classes: Class I, Class II and Class III. The number of directors in each class shall be as nearly equal as possible. At the Closing, the Board of Directors, by resolution, shall divide the directors into the initial classes. To the extent any additional directors are elected or appointed prior to the Corporation’s first Annual Meeting of Stockholders after the Closing, the Board of Directors, by resolution, shall determine the class of such additional directors. The directors in Class I shall be elected for a term expiring at the first Annual Meeting of Stockholders after the Closing, the directors in Class II shall be elected for a term expiring at the second Annual Meeting of Stockholders after the Closing, and the directors in Class III shall be elected for a term expiring at the third Annual Meeting of Stockholders after the Closing. Commencing at the first Annual Meeting of Stockholders after the Closing, and at each Annual Meeting of Stockholders thereafter, directors elected to succeed those directors whose terms expire in connection with such Annual Meeting of Stockholders shall be elected for a term of office to expire at the third succeeding Annual Meeting of Stockholders after their election. Except as the DGCL may otherwise require, in the interim between Annual Meetings of Stockholders or Special Meetings of Stockholders called for the election of directors and/or the removal of one or more directors and the filling of any vacancy in connection therewith, newly created directorships and any vacancies in the Board of Directors, including unfilled vacancies resulting from the removal of directors for Cause (as defined in paragraph (c)), may be filled by the vote of a majority of the remaining directors in office, although less than a quorum (as defined in the Corporation’s by-laws), or by the sole remaining director. All directors shall hold office until the expiration of their respective terms of office and until their successors shall have been elected and qualified. A director elected to fill a vacancy resulting from the death, resignation or removal of a director shall serve for the remainder of the full term of the director whose death, resignation or removal shall have created such vacancy and until his or her successor shall have been elected and qualified. Notwithstanding any other provision of this Amended and Restated Certificate of Incorporation that might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the stock of the Corporation required by law or this Amended and Restated Certificate of Incorporation, the affirmative vote of the holders of at least 75% of the voting power of the then outstanding voting stock of the Corporation, voting together as a single class, shall be required for the stockholders of the Corporation to alter, amend or repeal this Article V.

3. Removal of Directors. A director may be removed from office only for Cause (as hereinafter defined) and only by the affirmative vote of the stockholders of the Corporation holding at least a majority of the outstanding stock of the Corporation entitled to vote in an election of directors to the Board of Directors, at meetings of stockholders at which directors are elected, a special meeting of the stockholders or by written consent without a meeting in accordance with the DGCL. For purposes of this Amended and Restated Certificate of Incorporation, “Cause” shall mean (x) a final conviction of a felony involving moral turpitude or (y) willful misconduct that is materially and demonstrably injurious economically to the Corporation or its subsidiaries. For purposes of the definition of “Cause,” no act, or failure to act, by a director shall be considered “willful” unless committed in bad faith and without a reasonable belief that the act or failure to act was in the best interest of the Corporation or any subsidiary of the Corporation.

ARTICLE VI

In furtherance and not in limitation of the powers conferred by statute, the by-laws of the Corporation may be made, altered, amended or repealed by the stockholders of the Corporation or by a majority of the entire Board of Directors; provided, however, that notwithstanding any other provision of this Amended and Restated Certificate of Incorporation that might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the stock of the Corporation required by law or this Amended and Restated Certificate of Incorporation, the affirmative vote of the holders of at least 75% of the voting power of the then outstanding voting stock of the Corporation, voting together as a single class, shall be required for the stockholders of the Corporation to alter, amend or repeal Article II, Sections 2, 4 and 12 and Article III, Sections 3, 4 and 5 of the by-laws.

ARTICLE VII

1. The Corporation shall indemnify to the fullest extent permitted under and in accordance with the laws of the State of Delaware any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that the person is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

2. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that the person is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity by the Corporation for such expenses which the Court of Chancery or such other court shall deem proper.

3. Expenses (including attorneys’ fees) incurred in defending any civil, criminal, administrative or investigative action, suit or proceeding shall (in the case of any action, suit or proceeding against a director of the Corporation) or may (in the case of any action, suit or proceeding against an officer, trustee, employee or agent of the Corporation) be paid by the Corporation in advance of the final disposition of such action, suit or proceeding as authorized by the Board of Directors upon receipt of an undertaking by or on behalf of a person so indemnified to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Corporation as authorized in this Article VII.

4. The indemnification and other rights set forth in this Article VII shall not be exclusive of any provisions with respect thereto in the by-laws of the Corporation or any other contract or agreement between the Corporation and any officer, director, employee or agent of the Corporation. The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against liability under this Article VII and applicable law, including the DGCL.

5. Neither the amendment nor repeal of this Article VII, nor the adoption of any provision of this Amended and Restated Certificate of Incorporation inconsistent with this Article VII, shall eliminate or reduce the effect of this Article VII in respect of any matter occurring before such amendment, repeal or adoption of an inconsistent provision or in respect of any cause of action, suit or claim relating to any such matter which would have given rise to a right of indemnification or right to the reimbursement of expenses pursuant to this Article VII if such provision had not been so amended or repealed or if a provision inconsistent therewith had not been so adopted.

6. No director shall be personally liable to the Corporation or any stockholder for monetary damages for breach of fiduciary duty as a director; provided, however, that the foregoing shall not eliminate or limit the liability of a director:

a. for any breach of the director’s duty of loyalty to the Corporation or its stockholders;

b. for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

c. under Section 174 of the DGCL; or

d. for any transaction from which the director derived an improper personal benefit.

If the DGCL is amended after the date hereof to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

ARTICLE VIII

The Corporation reserves the right to amend this Amended and Restated Certificate of Incorporation in any manner permitted by the DGCL and, subject to the terms of this Amended and Restated Certificate of Incorporation, all rights and powers conferred herein on stockholders, directors, officers and other persons, if any, are subject to this reserved power.

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IN WITNESS WHEREOF, Virtual Radiologic Corporation has caused this Amended and Restated Certificate of Incorporation to be signed by Sean Casey, M.D., its Chairman, President and Chief Executive Officer, this ___ day of _______________, 2007.

VIRTUAL RADIOLOGIC CORPORATION

By:
	Name:	Sean Casey, M.D.
	Title:	Chairman of the Board, President and
Chief Executive Officer